As filed with the Securities and Exchange Commission on February 16, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALKERMES PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	98-1007018 (I.R.S. Employer Identification No.)

Treasury Building, Lower Grand Canal Street
Dublin 2, Ireland
 (Address, including zip code of registrant's principal executive offices)

ALKERMES PLC 2011 STOCK OPTION AND INCENTIVE PLAN
ALKERMES PLC AMENDED AND RESTATED 2008 STOCK OPTION AND INCENTIVE PLAN
ALKERMES, INC. 2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
ALKERMES, INC. 2002 RESTRICTED STOCK AWARD PLAN
ALKERMES, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN
ALKERMES, INC. 1998 EQUITY INCENTIVE PLAN
ALKERMES, INC. STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
 (Full title of the plans)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, New York 10001
(800) 767-1553
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kathryn L. Biberstein, Esq.
Alkermes plc
852 Winter Street
Waltham, MA 02451
Telephone: 781-609-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price	Aggregate Offering	Registration
Title of Securities	Registered(1)	Per Share	Price	Fee(2)
Ordinary Shares, par value $0.01 per share (“Shares”)	11,375,175	$18.50	$210,440,738 (2)	$24,117 (2)
Ordinary Shares, par value $0.01 per share (“Shares”)	17,537,737	$13.63	$239,039,355 (3)	$27,394 (3)
TOTAL:				$51,511

(1)
 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover an indeterminate number of additional Shares issuable in the event the number of outstanding Shares of the Registrant is increased by split-up, reclassification, stock dividend, recapitalization, and similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Shares as reported on the NASDAQ Global Market as of February 15, 2012, $18.50 per share, in respect of (i) 8,350,000 Shares available for future grants of awards under the Alkermes plc 2011 Stock Option and Incentive Plan; (ii) 2,077,501 Shares subject to outstanding stock awards other than options and 843,799 Shares available for future grants of awards under the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan; and (iii)103,875 Shares subject to outstanding stock awards other than options under the Alkermes, Inc. 2002 Restricted Stock Award Plan.

(3)
Determined pursuant to Rule 457(h) of the Securities Act, based on the exercise prices, as of February 15, 2012, in respect of (i) 8,631,026 Shares underlying options outstanding under the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan; (ii) 220,000 Shares underlying options outstanding under the Alkermes, Inc. 2006 Stock Option Plan for Non-Employee Directors; (iii) 8,083,159 Shares underlying options outstanding under the Alkermes, Inc. Amended and Restated 1999 Stock Option Plan; (iv) 233,552 Shares underlying options outstanding under the  Alkermes, Inc. 1998 Equity Incentive Plan; and (v) 370,000 Shares underlying options outstanding under the Alkermes, Inc. Stock Option Plan for Non-Employee Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part 1 of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this registration statement (other than portions of those documents furnished or otherwise not deemed to be filed):

(i)
The Alkermes, Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed with the United States Securities and Exchange Commission (the “Commission”) on May 20, 2011 (the “Annual Report”); Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended March 31, 2011 filed with the Commission on July 21, 2011;

(ii)
The carve-out combined financial statements of the EDT business unit, which was formerly the drug technologies business of Elan Corporation plc, following the caption “Index to Financial Statements of EDT” in the Registrant’s Proxy Statement/Prospectus which constitutes a part of the Registration Statement on Form S-4 filed with the Commission on June 23, 2011 (File No. 333-175078) (the “Proxy Statement/Prospectus”);

(iii)	The Alkermes, Inc. Quarterly Report on Form 10-Q for the three months ended June 30, 2011 filed with the Commission on August 1, 2011;

(iv)
The Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2011 filed with the Commission on November 3, 2011; The Registrant’s Quarterly Report on Form 10-Q  for the three months ended December 31, 2011 filed with the Commission on February 2, 2012.

(v)	Alkermes, Inc.’s Current Reports on Forms 8-K filed with the Commission on May 9, 2011; May 9, 2011; May 18, 2011; May 19, 2011; July 18, 2011; August 1, 2011; September 8, 2011;

(vi)
The Registrant’s Current Reports on Forms 8-K filed with the Commission on September 16, 2011; September 20, 2011; October 7, 2011; November 3, 2011; December 8, 2011; and January 27, 2012; and Amendment No. 1 to Form 8-K on Form 8-K/A filed with the Commission on September 29, 2011; and

(vii)
The description of the Shares set forth under the caption “Description of New Alkermes Ordinary Shares” in the Proxy Statement/Prospectus, including any prospectus relating thereto filed pursuant to Rule 424(b) under the Securities Act, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

The Irish Companies Acts 1963-2009 permit a company to pay the costs or discharge the liability of a director or the company secretary only where favorable judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary of the Registrant.  Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or company secretary and such company.  This restriction does not apply to executives who are not directors or the company secretary of the Registrant.

Pursuant to the Registrant’s articles of association, the Registrant will indemnify its officers, directors and company secretary to the fullest extent permitted by law against liabilities that are incurred by the officers, directors and company secretary while executing the duties of their respective offices.  Under the articles of association of the Registrant, the Registrant’s officers, directors and company secretary, however, will not be entitled to the indemnification by the Registrant if they are adjudged to be liable for fraud or dishonesty in the performance of their duties to the Registrant.

The directors, secretary, and executive officers of the Registrant, and certain directors and executive officers of certain of its subsidiaries, including Alkermes, Inc., are entitled to be indemnified pursuant to indemnification agreements with the Registrant and/or Alkermes, Inc.  Under the terms of these indemnification agreements, the Registrant and/or Alkermes, Inc., as applicable, will indemnify each relevant director, secretary, or executive officer to the maximum extent permitted by law for expenses actually and reasonably incurred by the director, secretary, or executive officer in relation to claims, brought against such director, secretary, or executive officer, that arise from actions taken while acting as a director, secretary, or executive officer of the Registrant and/or its subsidiaries, except to the extent that such indemnification is prohibited by applicable law or would be duplicative of amounts otherwise actually provided to such director, secretary, or executive officer in relation to such claims.  The Registrant and/or Alkermes, Inc. will, to the maximum extent permitted by law, advance the expenses of such director, secretary, or executive officer in connection with his or her defense.  Each director, secretary, or executive officer undertakes to the fullest extent required by law to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant and/or Alkermes, Inc.

The Registrant has also obtained directors’ and officers’ liability insurance which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers and directors of the Registrant.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Index to Exhibits is incorporated herein by reference.

 Item 9.                      Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)        to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on February 16, 2012.

ALKERMES PLC
By: /s/ Richard F. Pops Name: Richard F. Pops Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below in so signing also makes, constitutes and appoints Richard F. Pops and James M. Frates, and each of them, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Richard F. Pops Richard F. Pops	Chairman and Chief Executive Officer (Principal Executive Officer)	February 16, 2012
/s/ James M. Frates James M. Frates	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 16, 2012
/s/ David W. Anstice David W. Anstice	Director	February 16, 2012
/s/ Floyd E. Bloom Floyd E. Bloom	Director	February 16, 2012
/s/ Robert A. Breyer Robert A. Breyer	Director	February 16, 2012
/s/ Wendy L. Dixon Wendy L. Dixon	Director	February 16, 2012
/s/ Gerri Henwood Gerri Henwood	Director	February 16, 2012
/s/ Paul J. Mitchell Paul J. Mitchell	Director	February 16, 2012
/s/ Mark B. Skaletsky Mark B. Skaletsky	Director	February 16, 2012
/s/ Kathryn L. Biberstein Kathryn L. Biberstein	Authorized Representative in the U.S. Alkermes, Inc. (General Counsel)	February 16, 2012

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Alkermes plc 2011 Stock and Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2011 (File No. 001-35299)).

4.2	Alkermes plc 2008 Stock and Incentive Plan (filed herewith).

4.3
Alkermes, Inc.  2006 Stock Option Plan for Non-Employee Directors (Incorporated by reference to Exhibit 10.4 to the Alkermes, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006)

4.4
Alkermes, Inc.  2002 Restricted Stock Award Plan as amended and approved on November 2, 2006 (Incorporated by reference to Exhibit 10.3 to the Alkermes, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006)

4.5	Alkermes, Inc. Amended and Restated 1999 Stock Option Plan (Incorporated by reference to Appendix A to our Definitive Proxy Statement on Form DEF 14/A filed on July 27, 2007)

4.6
Alkermes, Inc. 1998 Equity Incentive Plan as amended and approved on November 2, 2006 (Incorporated by reference to Exhibit 10.1 to the Alkermes, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006)

4.7	Alkermes, Inc. Stock Option Plan for Non-Employee Directors, as amended (Incorporated by reference to Exhibit 99.2 to the Alkermes, Inc. Registration Statement on Form S-8 filed on October 1, 2003)

5.1	Opinion of Arthur Cox, Solicitors, as to the legality of the securities being registered (filed herewith).

23.1	Consent of Pricewaterhouse Coopers LLP, Independent Auditors (filed herewith).

23.2	Consent of KPMG, Independent Registered Public Accounting Firm (filed herewith)

23.3	Consent of Arthur Cox, Solicitors (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (included in signature page).